UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 12, 2009

K-V Pharmaceutical Company
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9601 (Commission File Number)	43-0618919 (IRS Employer Identification No.)

2503 South Hanley Road St. Louis, MO (Address of principal executive offices)		63144 (Zip Code)

Registrant’s telephone number, including area code: (314) 645-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On January 12, 2009, the Board of Directors (the “Board”) of K-V Pharmaceutical Company (the “Company”) adopted and approved a revised compensation plan for directors (the “Plan”). The Plan was adopted for the calendar year 2009 and will be reviewed annually thereafter. A summary of the material terms of the Plan is set forth below.
Annual Retainers
The Plan provides that, instead of receiving a fee for each meeting, every director receives an annual retainer in the amount of $116,000. The Plan also includes additional annual retainers in the following amounts:
•	For the non-executive Chairman of the Board, $125,000;

•	For each member of the Audit Committee, $5,000, with an additional $15,000 for the Chairman of the Audit Committee;

•	For each of the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee, $5,000; and

•	For each member of the Special Committee (the formation of which was previously disclosed in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 26, 2009), $55,000, with an additional $15,000 for the Chairman of the Special Committee (in each case, reduced by any fees previously received by the members for service on this Special Committee).
Annual retainers are payable in equal quarterly installments. If a director attends fewer than 75% of meetings during the calendar year, the Plan provides that such director’s retainer will be reduced on a pro-rata basis and that excess amounts already received must be reimbursed to the Company.
Meetings of Independent Directors
Independent directors will receive a fee in the amount of $2,000 for every meeting lasting more than one hour and $750 for every meeting lasting one hour or less. Such fees will not be pro-rated.
One-Time Stock Option Grant
On January 13, 2009, the Board granted each non-employee director the option to purchase 15,000 shares of the Company’s Class A Common Stock pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan at an exercise price equal to the closing price of the Class A Common Stock on the New York Stock Exchange on that date. The non-incentive stock options, which have a 10 year life, vest in 25% increments on March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009 and are exercisable upon vesting. In the event a director ceases to be a director within 12 months of a change of control, the options are exercisable immediately.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
K-V Pharmaceutical Company

By:	/s/ Robert M. Shaw
Robert M. Shaw
Vice President, Deputy General Counsel and Secretary

Date: January 26, 2009